SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 28, 2005
OmniVision Technologies, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-29939	77-0401990

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
1341 Orleans Drive
Sunnyvale, California 94089-1136

(Address of principal executive offices)
(408) 542-3000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
     On November 28, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of OmniVision Technologies, Inc. (“OmniVision”) approved the payment of cash bonuses under OmniVision’s Executive Officer Profit Sharing/Bonus Plan (the “Plan”) for the fiscal quarter ended October 31, 2005. The bonuses are consistent with the terms of the Plan and will be paid to the following executive officers of OmniVision:

Name of Officer	Cash Bonus Amount

Shaw Hong	$23,000
Raymond Wu	$21,000
Xinping He	$21,000
Y. Vicky Chou	$19,000
Peter Leigh	$17,000
John Yue	$16,000

     In addition, on November 28, 2005, the Committee, without the participation of Dwight Steffensen, approved an increased cash compensation package to be paid to Mr. Steffensen for service as the Chairman of the Audit Committee of the Board of Directors of OmniVision effective as of August 1, 2005. Under the terms of the increased cash compensation package, Mr. Steffensen will be paid $20,000 at the beginning of each quarter, with the payments for the quarterly periods that began August 1, 2005, and November 1, 2005, to be paid as soon as possible. This increased cash compensation package is in addition to the cash compensation Mr. Steffensen is otherwise entitled to receive for his service as a member of the Board of Directors of OmniVision and the committees of the Board of Directors in accordance with OmniVision’s standard director compensation policy. The Committee’s decision to increase Mr. Steffensen’s compensation as the Chairman of the Audit Committee was primarily based on the increased demands on his position resulting from recent regulatory developments in the areas of corporate governance and financial reporting.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 1, 2005
OmniVision Technologies, Inc.
	By:	/s/ SHAW HONG
Shaw Hong
President and Chief Executive Officer